Exhibit 99.4

OFFER TO EXCHANGE

Each Outstanding Share of Common Stock of

AUDIENCE, INC.

made by

ORANGE SUBSIDIARY, INC.

a wholly owned subsidiary of

KNOWLES CORPORATION

Pursuant to the Prospectus/Offer to Exchange dated May 19, 2015

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), EASTERN TIME, ON WEDNESDAY, JUNE 17, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

To Our Clients:	May 19, 2015

Enclosed for your consideration is a Prospectus/Offer to Exchange dated May 19, 2015 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Orange Subsidiary, Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Knowles Corporation, a Delaware corporation (“Knowles”), to exchange each issued and outstanding share of common stock, par value $0.001 per share, of Audience, Inc., a Delaware corporation (“Audience”), for the following consideration:

(i)	$2.50 in cash, without interest, and

(ii)	a number of shares of Knowles common stock, par value $0.01 per share, equal to the amount obtained by dividing $2.50 by the volume weighted average of the sale prices for Knowles common stock as reported on the New York Stock Exchange for each of the 10 consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, subject in each case to the adjustment procedures and collar described in the Offer. Also enclosed for your consideration is Audience’s Solicitation/Recommendation Statement on Schedule 14D-9.

We (or our nominees) are the holder of record of shares of Audience common stock (“Shares”) held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The per Share offer price for the Offer consists of both (i) $2.50 in cash, without interest, and (ii) a number of shares of Knowles common stock, par value $0.01 per share, equal to the amount obtained by dividing $2.50 by the volume weighted average of the sale prices for Knowles common stock as reported on the New York Stock Exchange for each of the 10 consecutive trading days ending on and including the second trading day prior to the final expiration date of the offer, subject in each case to the adjustment procedures and collar described in the Offer.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is conditioned upon, among other things, there being validly tendered and not validly withdrawn prior to the Expiration Time Shares that, together with any Shares then owned by Knowles or its subsidiaries, including Purchaser, represent more than 50% of the sum of (x) the aggregate number of Shares outstanding immediately prior to the acceptance of Shares for exchange pursuant to the Offer, including Shares subject to Audience restricted stock units or deemed issued pursuant to Audience’s employee stock purchase plan, plus (y) the aggregate number of Shares issuable to holders of Audience stock options from which Audience has received notices of exercise immediately prior to the acceptance of Shares for exchange pursuant to the Offer and as to which Shares have not yet been issued to such exercising holders of Audience stock options, but excluding Shares that have been tendered in the Offer pursuant to guaranteed delivery procedures (the foregoing condition is referred to as the “minimum condition” or the “short-form merger threshold”). The Offer is also subject to other conditions described under “The Offer—Conditions to the Offer” in the Prospectus/Offer to Exchange.

4.	The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 29, 2015, by and among Knowles, the Purchaser and Audience (the “Merger Agreement”). Following the exchange by the Purchaser of Shares in the Offer and the satisfaction or waiver of each of the applicable merger conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Audience (the “Merger”), with Audience surviving the Merger as a wholly owned subsidiary of Knowles. If in the Offer Purchaser obtains ownership of shares of Audience common stock representing the short-form merger threshold, then upon consummation of the Merger, each then-outstanding share of Audience common stock held by persons other than Knowles or Purchaser, and stockholders of Audience who have properly preserved their appraisal rights, if any, under applicable law, will be converted into the right to receive: (i) $2.50 in cash, without interest, and (ii) a number of shares of Knowles common stock, par value $0.01 per share, equal to the amount obtained by dividing $2.50 by the volume weighted average of the sale prices for Knowles common stock as reported on the New York Stock Exchange for each of the 10 consecutive trading days ending on and including the second trading day prior to the final expiration date of the Offer, in each case subject to the adjustment procedures and collar described in the Offer.

5.	On April 29, 2015, the Audience board of directors, by the unanimous vote of the Audience directors present at the meeting, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of Audience and Audience’s stockholders, (2) approved and authorized the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) recommended that Audience’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

6.	The Offer and withdrawal rights expire at 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on June 17, 2015, unless the Offer is extended.

7.	Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

8.	Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent or, except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the exchange of Shares by the Purchaser in the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for the Offer for more information.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Time. If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Time.

On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Time, the Purchaser will accept for exchange, and deliver consideration for, all Shares validly tendered to the Purchaser and not withdrawn prior to the Expiration Time. To validly tender Shares in the Offer, (1) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Time, (2) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Prospectus/Offer to Exchange, (a) either the Letter of Transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees, or an agent’s message (as defined in the Prospectus/Offer to Exchange) and any other required documents, must be received by the Depositary prior to the Expiration Time, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Prospectus/Offer to Exchange and a book-entry confirmation described in the Prospectus/Offer to Exchange must be received by the Depositary for the Offer prior to the Expiration Time, or (3) the tendering stockholder must comply with the guaranteed delivery procedures described in the Prospectus/Offer to Exchange prior to the Expiration Time.

Under no circumstances will interest be paid on the cash component of the Offer consideration with respect to the Shares to be delivered by the Purchaser, regardless of any extension of the Offer or any delay in the delivery of such consideration.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser and Knowles by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO EXCHANGE ALL OUTSTANDING SHARES OF COMMON STOCK OF AUDIENCE, INC.

The undersigned acknowledge(s) receipt of your letter, the Prospectus/Offer to Exchange dated May 19, 2015, and the Letter of Transmittal relating to shares of common stock, par value $0.001 per share (the “Shares”), of Audience, Inc., a Delaware corporation.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and Letter of Transmittal.

Number of Shares to be Tendered(1):

Signature(s)

Print Name(s)

Print Address(es)

Area Code and Telephone Number

Dated: , 2015	Taxpayer Identification or Social Security No.

(1)	Unless otherwise indicated, it will be assumed that all of your Shares are to be tendered.